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                                                               Exhibit (d)(iii)

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         AMENDMENT TO INVESTMENT ADVISORY AGREEMENT, effective as of March 1, 2005 by and between PayPal Asset Management, Inc. (the "Adviser") and PayPal Funds (the "Trust") with respect to the PayPal Money Market Fund, a series of the Trust (the "Fund").

         WHEREAS, the Fund and Bank entered into an Investment Advisory Agreement dated October 4, 2002 (the "Advisory Agreement"); and

         WHEREAS, the Adviser and the Trust desire to amend the Advisory Agreement to reduce the amount of the compensation under the Advisory Agreement.

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

         1. Amendments. The first sentence of Section 6(a) is hereby replaced with the following sentence:

            As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust will arrange for the Fund to pay the Adviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to 1.00% of the Fund's average daily net assets.

         2. Miscellaneous. Except as amended hereby, the Advisory Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.


PAYPAL ASSET MANAGEMENT, INC.               PAYPAL FUNDS

By:                                         By:
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Name:                                       Name:
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Title:                                      Title:
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